Exhibit 10.1

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

IONIS PHARMACEUTICALS, INC.
ADVISORY SERVICES AGREEMENT
(“SUMMARY PAGE”)

Date of Advisory Services Agreement: (“Agreement”)	January 16, 2026 (“Effective Date”).

Advisor:	MedDev Insights LLC for the services of Richard Geary (hereinafter “Advisor”).

Scope of Advisory Services (“Advisory Services”):	As set forth on Schedule 1 attached hereto.

Duration of Advisory Services (the “Advisory Period”):
An initial term beginning on (and including) Richard Geary’s last day of employment with Ionis and ending on February 13, 2027 (the “Scheduled End Date”) unless terminated in accordance with Section 8 of Exhibit A below.

Consideration for Advisory Services:	As set forth on Schedule 2 attached hereto.

Time Provided by Advisor:	16 hours per week.

Ionis Pharmaceuticals, Inc. (“Ionis”) will reimburse Advisor for Ionis approved travel and other out-of-pocket costs incurred in the course of performing Advisory Services under this Agreement, in accordance with Ionis’ expense reimbursement policy.

Advisor agrees to provide Ionis with Advisory Services on the terms described above and according to the additional terms attached hereto as Exhibit A.

	MedDev Insights LLC	Ionis Pharmaceuticals, Inc.

By (Signature):	/s/Richard Geary	/s/Brett Monia

Date:	October 28, 2025	October 24, 2025

Printed Name:	Richard Geary	Brett Monia

Title:	Member	CEO

Address:	Provided separately	2855 Gazelle Court, Carlsbad, CA 92010

Telephone:	Provided separately	760-931-9200

e-mail:	Provided separately	Provided separately

EXHIBIT A

TERMS OF ADVISORY SERVICES AGREEMENT

1.	Engagement of Services; Transition to Advisor

a.            Pursuant to this Agreement, Ionis retains Advisor to perform certain services during the Advisory Period, as needed and requested by Ionis (“Advisory Services”).  Advisor will perform such Advisory Services to the best of Advisor’s talent and ability, and in compliance with all applicable laws, rules and regulations, including, but not limited to, any and all relevant regulations and guidelines established by the Food and Drug Administration, the Pharmaceutical Research and Manufacturers of America Code of Interactions with Healthcare Professionals, the Department of Health and Human Services’ Office of Inspector General Compliance Program Guidance for Pharmaceutical Manufacturers, the Health Insurance Portability and Accountability Act of 1996, the U.S. Foreign Corrupt Practices Act, the UK Bribery Act 2010, and any other anti-bribery laws, as applicable. Consultant will report to Ionis all adverse event or safety information involving an Ionis product in accordance with the instructions set forth on www.ionis.com/suppliers, which may be updated from time to time and is incorporated herein by reference.

b.           It is the intent of the parties that Advisor seamlessly and without interruption of service transition from being an executive level employee of Ionis to a strategic advisor for Ionis in accordance with this Agreement.

2.	Compensation

As full and complete compensation for Advisory Services and for the discharge of all of Advisor’s obligations hereunder, Ionis will pay Advisor at the rate set forth on Schedule 1 attached hereto. Advisor will invoice Ionis on February 1, 2026 and September 1, 2026 for Advisor fees and reimbursable expenses, and Ionis, upon its approval, will pay all undisputed fees and expenses on March 1, 2026 and October 1, 2026.

3.	Independent Contractor

In performing the Advisory Services, Advisor is an independent contractor and not an employee of Ionis.  Advisor has no authority to obligate Ionis by contract or otherwise.  Taxes will be the sole responsibility of Advisor.

4.	Additional Activities

a.          Advisor agrees that during the Advisory Period and for one year thereafter, Advisor will not attempt to induce any employee or employees of Ionis to terminate their employment with, or otherwise cease their relationship with, Ionis.

b.          Advisor acknowledges that Ionis has developed, through an extensive acquisition process, valuable information regarding actual or prospective partners, licensors, licensees, clients, customers and accounts of Ionis (“Trade Secret Information”). Advisor acknowledges that Advisor’s use of such Trade Secret Information after the termination of the Advisory Period would cause Ionis irreparable harm. Therefore, Advisor also agrees that after the Advisory Period, Advisor will not utilize any Trade Secret Information for any purpose, including to solicit the business relationship or patronage of any of the actual or prospective partners, licensors, licensees, clients, customers or accounts of Ionis.

c.           The restrictions set forth in this Section 4 are considered by the parties to be reasonable for the purposes of protecting Ionis’ business.  However, if any such restriction is found by a court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it will be interpreted to extend only over the maximum period of time, range of activities or geographic areas as to which it may be enforceable.

5.	Confidential Information

a.          Ionis possesses confidential information that has been created, discovered, developed by, or otherwise become known to Ionis (including, without limitation, information created, discovered, developed or made known by Advisor arising from the Advisory Services).

(i)        All such information is hereinafter referred to as “Confidential Information.”  By way of illustration, but not limitation, Confidential Information includes: (A) inventions, developments, designs, improvements, trade secrets, ideas, formulas, source and object codes, programs, other works of authorship, organisms, plasmids, expression vectors, know-how, processes, cell lines, discoveries, techniques, data and documentation systems (hereinafter collectively referred to as “Inventions”); and (B) information regarding plans for research, development, new products, clinical data, pre-clinical product data, clinical trial patient data, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, as well as information regarding the skills and compensation of employees of Ionis.

(ii)         All Confidential Information will be the sole property of Ionis and its assigns, and Ionis and its assigns will be the sole owner of all patents, copyrights and other rights in connection with such Confidential Information.  At all times, both during the term of this Agreement and for five years after its termination, Advisor will keep in confidence and trust all Confidential Information and will not use, disclose, lecture upon or publish any Confidential Information or anything related to such information without Ionis’ prior written consent.  In making any disclosures permitted by Ionis under this Section, Advisor will comply with the Ionis publication and presentation clearance policy.

b.        Advisor also understands that Ionis has received and in the future, will receive valuable information from third parties that is confidential or proprietary (“Third-Party Information”) subject to a duty on the part of Ionis to maintain the confidentiality of such information and to use it only for certain limited purposes.  During the term of this Agreement and for five years thereafter, Advisor will hold Third-Party Information in the strictest confidence and will not disclose or use Third-Party Information except as permitted by the agreement between Ionis and such third party, unless expressly authorized to act otherwise by an officer of Ionis in writing.  In making any disclosures permitted by Ionis under this Section, Advisor will comply with the Ionis publication and presentation clearance policy.

c.         The obligations of Section 5 will not apply to information that Advisor can establish by written records: (i) was known by Advisor prior to the receipt of Confidential Information; (ii) was disclosed to Advisor by a third party having the right to do so; (iii) was, or subsequently became, in the public domain through no fault of Advisor, its officers, directors, affiliates employees or agents; (iv) was independently developed by Advisor without use of Confidential Information; or (v) was disclosed by Advisor pursuant to any judicial, governmental or stock exchange request, requirement or order, so long as Advisor provided Ionis with sufficient prior notice in order to allow Ionis to contest such request, requirement or order.

6.	Inventions

a.            In the course of performing Advisory Services for Ionis, Advisor may develop new ideas or Inventions or make other contributions of value to Ionis.

b.          Advisor hereby assigns to Ionis Advisor’s entire right, title and interest in and to any and all Inventions and all patent rights, copyrights, and all other rights in connection therewith (collectively, “Proprietary Rights”) whether or not patentable or registrable under patent, copyright or similar statutes, made or conceived of or reduced to practice or learned by Advisor, either alone or jointly with others, as a result of performing Advisory Services.  All Inventions assigned to Ionis pursuant to this section will be known as “Company Inventions.”  Advisor agrees that all Proprietary Rights and Company Inventions are Ionis’ sole property.  Advisor agrees, upon request, to execute, verify and deliver assignments of such Proprietary Rights to Ionis or its designee.  Advisor understands that, to the extent this Agreement will be construed in accordance with the laws of any state that precludes a requirement in an agreement to assign certain classes of inventions made by an individual acting as an Advisor, this section will be interpreted not to apply to any inventions that a court rules and/or Ionis agrees falls within such classes.

c.         Advisor further agrees to assist Ionis in every proper way to obtain, from time to time, and to enforce United States and foreign Proprietary Rights relating to Company Inventions in any and all countries.  To that end Advisor will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as Ionis may reasonably request for use in applying for, obtaining, sustaining and enforcing such Proprietary Rights relating to Company Inventions.  Advisor’s obligation to assist Ionis in obtaining and enforcing Proprietary Rights relating to Company Inventions in any and all countries will continue beyond the termination of this Agreement, but Ionis will compensate Advisor at a reasonable rate after such termination for the time actually spent by Advisor at Ionis’ request in connection with such assistance.  If Ionis is unable, after reasonable effort, to secure Advisor’s signature on any document needed to apply for or prosecute any Proprietary Rights relating to a Company Invention, Advisor hereby irrevocably designates and appoints Ionis and its duly authorized officers and agents as Advisor’s agent and attorney in fact, to act for and on Advisor’s behalf to execute, verify and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of any such Proprietary Rights with the same legal force and effect as if executed by Advisor.

d.          During the term of this Agreement, Advisor will promptly disclose to Ionis, or any persons designated by it, fully and in writing and will hold in trust for the sole right and benefit of Ionis any and all Company Inventions, whether or not patentable or protectable by copyright.  At the time of each such disclosure, Advisor will advise Ionis in writing of any Inventions that Advisor believes are not subject to the assignment provisions of Section 6(b) above, and Advisor will at that time provide to Ionis in writing all evidence necessary to substantiate that belief.  Advisor will not be obligated to disclose information received by Advisor from others under a contract of confidentiality.  In addition, after termination of this Agreement, Advisor will disclose to Ionis all patent applications filed by Advisor relating to any Company Inventions or relating to any work performed by Advisor on behalf of Ionis.

7.	Previous Advisory Relationships

Advisor represents that Advisor’s performance of Advisory Services, as well as Advisor’s performance of the rest of Advisor’s obligations under the terms of this Agreement, will not breach any agreement to keep in confidence any proprietary information acquired by Advisor in confidence or in trust from another entity prior to the date of this Agreement.  Advisor agrees not to bring to Ionis or to use in the performance of Advisory Services for Ionis any materials or documents of a present or former employer or client of Advisor (other than Ionis), or any materials or documents obtained by Advisor under a confidentiality agreement imposed by reason of another of Advisor’s advisory relationships, unless such materials or documents are generally available to the public or Advisor has authorization from such present or former employer or client for the possession and unrestricted use of such materials.

8.	Termination; Survival

a.           This Agreement will become effective on the Effective Date and will end on the Scheduled End Date unless earlier terminated in accordance with this Agreement.  Either Ionis or Advisor may terminate this Agreement at any time for any reason (or no reason) by providing the other party at least 15 days’ advance written notice.

b.          Upon expiration or termination of this Agreement, each party will be released from all obligations and liabilities to the other occurring or arising after the date of such expiration or termination, except that any termination or expiration of this Agreement will not relieve Advisor of Advisor’s obligations under Sections 4, 5, 6, 7, 9 and 11 hereof, nor will any such expiration or termination relieve Advisor or Ionis from any liability arising from any breach of this Agreement.  Upon expiration or termination of this Agreement for any reason whatsoever, Advisor will promptly surrender and deliver to Ionis any and all notes, business records, memoranda, specifications, devices, formulas, molecules, cells, storage media, including calculations, sequences, data and other materials of any nature pertaining to Advisory Services for Ionis, as well as any documents or data of any description (or any reproduction of any documents or data) containing or pertaining to any Trade Secret Information, Ionis’ Confidential Information or Third-Party Information.

9.	Arbitration

a.          Ionis and Advisor agree to resolve by arbitration all disputes, claims or controversies (“Claims”), past, present or future, whether or not arising out of this Agreement or its termination, that Ionis may have against Advisor or that Advisor may have against any of the following (i) Ionis; (ii) Ionis officers, directors, employees or agents; (iii) Ionis’ subsidiary or affiliated entities, joint ventures, or joint employers; (iv) Ionis’ benefit plans or the plans’ sponsors, fiduciaries, administrators, affiliates and agents; and/or (v) all successors and assigns of any of the foregoing.  The Claims covered by this Agreement include all disputes that Ionis or Advisor could otherwise pursue against one another in state or federal court including, but not limited to, Claims based on any state, federal, or local statute, regulation or ordinance (including Claims for discrimination, retaliation, harassment, unpaid wages or violation of state or federal wage and hour laws), as well as common law Claims (including Claims for breach of contract, breach of the implied covenant of good faith and fair dealing, wrongful discharge, defamation, misrepresentation, fraud, or infliction of emotional distress).  Ionis and Advisor anticipate that this Section 9 provides the benefits of a speedy, less formal, impartial, final and binding dispute resolution procedure. Advisor represents and warrants to Ionis as of the date Advisor signs this Agreement that Advisor is not aware of any set of facts or circumstances that may reasonably give rise to any Claim, litigation or other legal proceeding between Advisor and Ionis.

b.          To the maximum extent permitted by law, Advisor hereby waives any right to bring on behalf of persons other than Advisor, or to otherwise participate with other persons in, any class, collective or representative action (i.e. a type of lawsuit in which one or several persons sue on behalf of a larger group of persons) against Ionis and its affiliates.

c.           The arbitration will be conducted by a single neutral arbitrator in accordance with the then-current Comprehensive Arbitration Rules & Procedures of JAMS, a copy of which may be available at https://www.jamsadr.com/rules-comprehensive-arbitration/.  The arbitration will take place in San Diego, California.  Ionis will pay the arbitrator’s fee and will bear all administrative charges by JAMS.  Both parties will be entitled to engage in reasonable pre-hearing discovery to obtain information to prosecute or defend the asserted claims.  The arbitrator will decide any disputes between the parties regarding the nature or scope of discovery.  The arbitrator will hear and issue a written ruling upon any dispositive motions brought by either party, including but not limited to, motions for summary judgment or summary adjudication of issues.  After the hearing, the arbitrator will issue a written decision setting forth the award, if any, and explaining the basis therefor.  The arbitrator will have the power to award any type of relief that would be available in court.  The arbitrator’s award will be final and binding upon the parties and may be entered as a judgment in any court of competent jurisdiction.  If there is conflict in the arbitration procedures set forth in this Agreement and the JAMS rules specified above, the JAMS rules will control.  Notwithstanding the foregoing, and regardless of what the JAMS rules provide, the arbitrator will not have authority or jurisdiction to consolidate claims of different individuals or entities into one proceeding, nor will the arbitrator have authority or jurisdiction to hear the arbitration as a class, collective or representative action.  As noted above, Advisor agrees to waive any right to bring any class, collective or representative action against Ionis and its affiliates.  To the extent that the class, collective or representative action waiver described above is not enforceable, the issue of whether to certify any alleged or putative class for a class action proceeding must be decided by a court of competent jurisdiction.  The arbitrator will not have authority or jurisdiction to decide class certification, collective or representative action issues.  Until any class certification, collective, or representative action issues are decided by the court, all arbitration proceedings will be stayed, and the arbitrator will take no action with respect to the matter.  However, once any issues regarding class certification, collective, or representative action have been decided by the court, the arbitrator will have authority to decide the substantive claims.

10.	Change in Control During Advisory Period

If Ionis undergoes a Change in Control during the Advisory Period, and Ionis or its successor terminates this Agreement at any time, then the vesting and exercisability (if applicable) of all outstanding unvested time-based equity awards granted under Ionis’ Amended and Restated 2011 Equity Incentive Plan that are held by Advisor on the date this Agreement is terminated will be accelerated in full and the vesting of any performance-based restricted stock units will be deemed satisfied at the greater of actual performance or target level. Notwithstanding the foregoing, if, in connection with a Change in Control, an equity award will terminate and will not be assumed or continued by the successor or acquiror entity in such a Change in Control or substituted for a similar award of the successor of acquiror entity, then Advisor will become vested with respect to 100% of any then-unvested portion of any applicable equity award, effective immediately prior to, but subject to the consummation of such Change in Control.    For purposes of this Agreement, a “Change in Control” means the sale of all or substantially all the assets of Ionis; any merger, consolidation or acquisition of Ionis with, by or into another corporation, entity or person; or any change in the ownership of more than 50% of the voting capital stock of Ionis in one or more related transactions, provided, none of the following events will be a Change in Control: (i) acquisitions of capital stock directly from Ionis for cash, whether in a public or private offering, (ii) distributions of capital stock by Ionis’ stockholders, (iii) acquisitions of capital stock by or from any employee benefit plan or related trust, or (iv) a merger for which the sole purpose is to change Ionis’ name and/or state of incorporation.

11.	Miscellaneous

a.           The rights and liabilities of the parties hereto will bind and inure to the benefit of their respective successors, heirs, executors and administrators, as the case may be; provided that, as Ionis has specifically contracted for Advisor’s services, Advisor may not assign or delegate Advisor’s obligations under this Agreement either in whole or in part without Ionis’ prior written consent.

b.          Because Advisor’s services are personal and unique and because Advisor has access to and become acquainted with Ionis’ Confidential Information, the parties agree that if there is a threatened or actual material breach of this Agreement by Advisor, injunctive relief would be appropriate.  As such, Ionis has the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights and remedies that Ionis may have for a breach of this Agreement.

c.          This Agreement will be governed by and construed according to the laws of the State of California as such laws are applied to contracts entered into and performed entirely within such State.  If a court of competent jurisdiction holds any provision of this Agreement to be invalid, illegal or unenforceable, such provision will be validly reformed to approximate as nearly as possible the intent of the parties and the remainder of this Agreement will not be affected thereby and will remain valid and enforceable to the greatest extent permitted by law.

d.          This Agreement, and all other documents mentioned herein, together with Advisor’s Confidential Information and Inventions Agreement (attached hereto as Schedule 3 and incorporated herein by reference), equity award agreements entered into by and between Advisor and Ionis with respect to equity awards granted by Ionis to Advisor in connection with Advisor’s employment with Ionis prior to the Advisory Period, and Advisor’s Indemnity Agreement as it relates to actions arising from Advisor’s employment with Ionis ending January 16, 2026, constitute the final, exclusive and complete understanding and agreement of the parties hereto and supersedes all prior understandings and agreements between the parties pertaining to the subject matter herein, including, without limitation, the Amended and Restated Ionis Pharmaceuticals, Inc. Severance Benefit Plan and corresponding Participation Notice, and each such agreement will be deemed terminated and of no further effect as of the Effective Date.  Any waiver, modification or amendment of any provision of this Agreement will be effective only if in writing and signed by the parties hereto.

e.          Any notices required or permitted hereunder will be given to the appropriate party at the address specified on the Summary Page or at such other address as the party will specify in writing.  Such notice will be deemed given upon personal delivery to the appropriate address, or by e-mail transmission (and confirmed by registered or certified mail or by receipted express delivery by a nationally recognized express delivery service) with a copy to Ionis at [***].  Any notice given in accordance with the foregoing will be deemed to have been given when delivered in person or received by e-mail (with receipted confirmation) or, if mailed, on the fifth business day following the postmark date that it bears, or if sent by receipted express delivery service, on the first business day following deposit with such service.

f.          Each party will execute, acknowledge and deliver such further instruments, and do all such other acts, as may be necessary or appropriate to carry out the expressly stated purposes and the clear intent of this Agreement.

g.          The parties may execute this Agreement in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  The parties acknowledge and agree that this Agreement may be exchanged, signed, and scanned by electronic format (including, without limitation, email, PDF, DocuSign, and AdobeSign).

h.           Services Involving Data from European and United Kingdom Subjects.  For Advisory Services involving data from subjects in the European Economic Area and/or the United Kingdom, the parties agree to be bound by the provisions of Schedule 4 (Data Protection) attached hereto and made a part of the Agreement. These provisions will survive the termination or expiration of the Agreement.

[END OF EXHIBIT A]

SCHEDULE 1
Scope of Advisory Services

Provide regulatory filing review, guidance and assistance on the following programs:
•	Olezarsen information request support and D120 reports for sNDA
•	TTR Cardio sNDA support
•	Alexander NDA support
•	Pelacarsen NDA support
•	Bepirovirsen NDA support
•	FUS NDA support
•	New Compound IND and IB support as needed/requested

Provide support for the following partnerships:
•	Otsuka/donidalorsen and ulefnersen - coordinating with [***]
•	Ono/sapablursen - coordinating with [***]
•	Novartis/pelacarsen - coordinating with [***]
•	GSK/bepirovirsen - coordinating with [***]

Participate in biweekly calls/check-ins with the following Ionis employees:
•	[***]
•	[***]
•	[***]
•	[***]
•	[***]
•	[***]
•	[***]
•	[***]
•	[***]

Onsite visits:
•	Attend full-day onsite visits at Ionis’ corporate office in Carlsbad, CA every six weeks during the Advisory Period, with a minimum of six full-day visits during the Advisory Period.

SCHEDULE 2
Compensation for Advisory Services

Ionis will pay Advisor a total fee of $300,000 for the Advisory Services performed during the Advisory Period, which will be paid in two equal installments on March 1, 2026 and October 1, 2026 following receipt of an invoice for the applicable period. If Advisor performs more than 16 hours of Advisory Services in any calendar week during the Advisory Period, Ionis will pay Advisor at the rate of $400 per hour for such additional hours above 16, up to a maximum of six additional hours in any week during the Advisory Period (“Additional Hours”). Advisor agrees to submit an invoice to Ionis for all Additional Hours, which invoice will provide a high-level description of the services performed. In addition, Advisor will endeavor to provide Ionis advance written notice if Advisor expects to work Additional Hours. If Advisor provides Additional Hours following Advisor’s invoice on September 1, 2026, Advisor will submit an invoice for such Additional Hours on a monthly basis. If Advisor terminates this Agreement, Advisor agrees to refund to Ionis a prorated amount based on a rate of $400 per hour.

Notwithstanding any provision to the contrary in this Agreement, in no event will the total amount paid by Ionis to the Advisor under this Agreement exceed $450,000, including $150,00 for Additional Hours, without Ionis’ prior written authorization.

Since Richard Geary is transitioning seamlessly from an Ionis employee to a consultant, the stock options, restricted stock units and performance based restricted stock units Dr. Geary received for his previous service as an Ionis employee will continue to vest so long as he maintains Continuous Service, as defined in Ionis’ Amended and Restated 2011 Equity Incentive Plan.

SCHEDULE 3

ISIS PHARMACEUTICALS

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

In consideration of my employment or continued employment by ISIS Pharmaceuticals (together with any subsidiary of ISIS, the "Company"), and the compensation now and hereafter paid to me, I hereby agree as follows:

1. Recognition of Company's Rights; Nondisclosure. At all times during the term of my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company's Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing. I will not export, directly or indirectly, any Company products, any direct product thereof, or any related technical data in violation of the United States Department of Commerce's Export Administration Regulations.

The term "Proprietary Information" shall mean trade secrets, confidential knowledge, data or any other proprietary information of the Company. By way of illustration but not limitation, "Proprietary Information" includes (a) inventions, mask works, trade secrets, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as "Inventions"); and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and information regarding the skills and compensation of other employees of the Company.

2. Third Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information ("Third Party Information") subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose (to anyone except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

3. Assignment of Inventions

3.1 Assignment

(a) I hereby assign to the Company all my right, title and interest in and to any and all Inventions (and all patent rights, copyrights, mask work rights, trade secret rights and all other rights throughout the world in connection therewith, collectively, and other "Proprietary Rights" with respect thereto) whether or not patentable or registrable under patent, copyright, trademark or similar statues (together with the goodwill associated therewith), made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to or as directed by the Company by this Paragraph 3 are hereinafter referred to as "Company Inventions." I agree, upon request, to execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee.

(b) If I am employed by the Company in the State of California, I recognize that this Agreement does not require assignment of any invention which qualifies fully for protection under Section 2870 of the California labor Code (hereinafter "Section 2870), which provides as follows:

Revised July 8, 1992

(i) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer.

(2) Result from any work performed by the employee for the employer.

(ii) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (i), the provision is against the public policy of this state and is unenforceable.

3.2 Government. I also assign to agree to assign to or as directed by the Company all my right, title and interest in and to any and all Inventions, full title to which is required to be assigned to the United States of America by a contract between the Company and United States of America or any of its agencies.

3.3 Works for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are "works made for hire," as that term is defined in the United States Copyright Act (17 U.S.C., Section 101).

4. Enforcement of Proprietary Rights. I will assist the Company in every proper way to obtain and from time to time enforce United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company's request on such assistance.

I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

5. Obligation to Keep Company Informed. During the period of my employment, I will promptly disclose all Inventions to the Company fully and in writing and will hold such Inventions in trust for the sole right and benefit of the Company. In addition, after termination of my employment, I will disclose all patent applications filed by me within a year after termination of employment.

6. Prior Inventions. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth in Exhibit A attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement. If disclosure of any such Invention on Exhibit A would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Inventions in Exhibit A but am to inform the Company that all such Inventions have not been listed for that reason.

Revised July 8, 1992

7. Additional Activities. I agree that during the period of my employment by the Company I will not, without the Company's express written consent, engage in any employment or business activity other than for the Company, and for the period of my employment by the Company and for one (1) year after the date of termination of my employment by the Company I will not (a) induce any employee of the Company to leave the employ of the Company or (b) solicit the business of any client or customer of the Company (other than on behalf of the Company).

8. No Improper Use of Materials. During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, or any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.

9. No Conflicting Obligation. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

10. Return of Company Documents. When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, molecules, cells, storage media, including software and documents, including any computer printouts, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company. I further agree that any property situated on the Company's premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in completing and signing the Company's termination statement for technical and management personnel.

11. Legal and Equitable Remedies. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond, without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

12. Notices. Any notices required or permitted hereunder shall be given to me at the address specified below or at such other address as I shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three days after the date of mailing.

13. General Provisions.

13.2 Entire Agreement. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement. As used in this Agreement, the period of my employment includes any time during which I may be retained by the Company as a consultant.

Revised July 8, 1992

13.3 **Severability.** If one or more of the provisions in this Agreement are deemed unenforceable by law, then the remaining provisions will continue in full force and effect.

13.4 **Successors and Assigns.** This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

13.5 **Survival.** The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

13.6 **Employment.** I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company's right to terminate my employment at any time, with or without cause.

13.7 **Waiver.** No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

This Agreement shall be effective as of the first day of my employment with the Company, namely: 11/11, 1995.

I UNDERSTAND THAT THIS AGREEMENT AFFECTS MY RIGHTS TO INVENTIONS I MAKE DURING MY EMPLOYMENT, AND RESTRICTS MY RIGHT TO DISCLOSE OR USE THE COMPANY'S CONFIDENTIAL INFORMATION DURING OR SUBSEQUENT TO MY EMPLOYMENT.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT A TO THIS AGREEMENT.

Dated: 11/11, 1995. ______________________

Signature

Richard S. Geary

Name of Employee

Address [redacted]

ACCEPTED AND AGREED TO:

ISIS Pharmaceuticals

By: Angela Johnson

Signature

Angela Johnson

Print

Title: HR Assistant

Revised July 8, 1992

Page 13 of 16

EXHIBIT A

ISIS PHARMACEUTICALS
2280 Faraday Avenue
Carlsbad, California 92008

Gentlemen:

1. The following is a complete list of all inventions or improvements relevant to the subject matter of my employment by ISIS Pharmaceuticals (the "Company") that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

[ ] No inventions or improvements. [✓] See below:

"Enhancement of Absorption of Radioprotective Drugs" # 5,167,947 12/1/92

"Microparticulate Pharmaceutical Delivery System" # 5,382,435 01/17/95

[ ] Due to confidentiality agreements with prior employer, I cannot disclose certain inventions that would otherwise be included on the above-described list.

[ ] Additional sheets attached.

2. I propose to bring to my employment the following devices, materials and documents of a former employer or other person to whom I have an obligation of confidentiality that are not generally available to the public, which materials and documents may be used in my employment pursuant to the express written authorization of my former employer or such other person (a copy of which is attached hereto):

[✓] No material [ ] See below:

[ ] Additional sheets attached.

Date: November 11, 1995

Very truly yours,

[signature]
Employee

Revised July 8, 1992

SCHEDULE 4
Data Protection

For all Advisory Services related to the collection and processing of data from citizens and residents of the European Economic Area and/or the United Kingdom, the parties agree to be bound by the following provisions (and for the purposes of this Schedule 3, the following definitions will apply):

“controller” shall be interpreted in accordance with the Data Protection Laws;

“processor” or “data processor” shall be interpreted in accordance with the Data Protection Laws;

“data subject” shall be interpreted in accordance with the Data Protection Laws;

“Data Protection Laws” means (a) Regulation (EU) 2016/679; (b) the United Kingdom Data Protection Act of 2018 (“UK GDPR”); and (c) other applicable laws concerning the processing of data relating to identifiable living individuals, in each case as amended or replaced from time to time;

“Relevant Personal Data” is Personal Data of which Ionis is a controller and which is processed by Processor in connection with the Services performed under this Agreement;

“personal data” shall have the meaning giving by the Data Protection Laws;

“process(ing)” shall have the meaning giving by the Data Protection Laws:

“Security Incident” shall have the meaning of a “personal data breach” given by the Data Protection Laws and be an actual incident that compromises the privacy, security, confidentiality and integrity of the Personal Data.

1.          Role of Data Processor.  Advisor may process Relevant Personal Data. The parties agree that Advisor will be the processor of the Relevant Personal Data (“Data Processor”) and Ionis will be the controller of the Relevant Personal Data (“Controller”).

2.          Processing of Data. Data Processor will appoint a contact person responsible for data protection issues.  Data Processor will only process Relevant Personal Data (a) in accordance with Ionis’ instructions or as otherwise set out in this Agreement; and (b) to the extent reasonably required to enable Data Processor to provide the Services, perform its other obligations, and exercise its rights, in each case in connection with this Agreement. If Data Processor is restricted from processing data as instructed by Ionis or as reasonably required to provide Services under this Agreement by an EU or EU Member State law to which the Data Processor is subject, Data Processor will inform Ionis of this legal restriction before the processing begins, unless prevented from doing so by law.

3.          Data Protection Measures.  Data Processor will consider the current state of the art in technology, the nature of the data stored and the risks to which such data are exposed, and will implement appropriate technical and organisational security measures to protect Relevant Personal Data against unauthorised or unlawful access or processing, as well as to protect against accidental loss or destruction of, or damage to, Relevant Personal Data.  Data Processor will in particular ensure that subject data is encrypted when transmitted over a public network or stored on portable electronic media.  Data Processor will also ensure that persons authorized to process Personal Data have committed themselves to confidentiality, or are under an appropriate statutory obligation of confidentiality.

4.          Audits.  Data Processor must assist Ionis in ensuring compliance with the data protection obligations under the Data Protection Laws, taking into account the nature of processing and the information available to the Data Processor.  Data Processor will make available to Ionis all information necessary to demonstrate compliance with the obligations set forth in this Agreement, and allow for and contribute to audits, including inspections, conducted by Ionis or another auditor selected by Ionis. Data Processor will allow such auditor access to the relevant premises used in connection with the processing of Relevant Personal Data for the purpose of conducting such audit, and Data Processor will, upon request of Ionis in writing, provide such auditor with a written description of the technical and organisational measures used by Data Processor for the processing of Relevant Personal Data. Further, Data Processor will notify Ionis immediately upon receiving any request by an applicable regulatory authority to inspect or to have access to documents related to this Agreement, and to the extent allowed by applicable law, allow Ionis’ representatives to be present at any such inspection to provide comment and review.  Data Processor will provide Ionis copies of relevant materials, correspondence, statements, forms, and records which Data Processor receives, obtains, or generates pursuant to any such inspection that relate to this Agreement or that affect Data Processor’s ability to comply with its obligations under this Agreement.

5.           Compliance with Law.  Data Processor represents and warrants that it maintains a suitable written data protection and privacy policy designed to ensure compliance with applicable Data Protection Laws. Data Processor will, upon reasonable written request of Ionis, provide Ionis with a copy of the data protection and privacy policy.

6.           Reporting of Breach.  Data Processor will notify Ionis, as soon as reasonably practicable, and not later than 72 hours after becoming aware of any Security Incident affecting its processing of Relevant Personal Data.

7.           Data Subject Rights.  Data Processer acknowledges that data subjects whose Personal Data are processed pursuant to this Agreement, have the right to be provided certain information on the processing of their Personal Data, the right to request access to such Personal Data, and the rights to request correction or erasure of their Personal Data, the rights to object or restrict aspects of the processing  of their Personal Data, and the right to have their Personal Data ported to themselves or another controller in a machine readable format, all rights exercisable under conditions established by Data Protection Laws, to the extent that the exercise of these rights do not interfere with the clinical integrity of a clinical study.  Any such requests received by the Data Processor will be forwarded to Ionis as soon as reasonably practicable, and not later than 72 hours after Data Processor becomes aware of the request.  Taking into account the nature of the processing, Data Processor will assist Ionis through appropriate technical and organizational measures, insofar as this is possible for the fulfillment of Ionis’ obligation to respond to requests for exercising the data subjects’ rights outlined in this Section 7.

8.        Assignment and Subcontractors.  Data Processor will not be entitled to assign execution of tasks connected with this Appendix to a subcontractor without the Ionis’ prior written consent.  Where a subcontractor(s) is appointed, the same data protection obligations as set out in this Agreement will be imposed on the subcontractor(s) by way of a written agreement, in particular providing sufficient guarantees to implement appropriate technical and organisational measures in such a manner that the processing will meet the requirements of Data Protection Law. Where the subcontractor(s) fails to fulfil its data protection obligations, Data Processor will remain fully liable to Ionis.

9.        Transfer of Data.  Data Processor will not transfer Relevant Personal Data outside the European Economic Area (other than to Data Processor’s employees accessing such Relevant Personal Data remotely in the performance of the Services) without Ionis’ prior written consent, which shall include but is not limited to a statement of work or change order,  unless: (a) there has been a finding of adequacy by the appropriate regulatory authority (e.g.; the European Commission in accordance with GDPR Article 45)  in respect of that country); (b) Ionis and the Data Processor  have entered into standard contractual clauses attached hereto as Appendix B for the transfer of personal data to processors or controllers established in third countries; or (c) the data subject(s) has provided consent to such transfer in accordance with applicable Data Protection Laws (e.g.; GDPR Article 49).

10.       Indemnification.  Data Processor shall indemnify, defend and hold harmless controller, its affiliates and its and their respective directors, officers, employees and agents (each, an “Indemnitee”) from and against any and all losses, damages, liabilities, fines, reasonable attorneys' fees, court costs and expenses (collectively, “Losses”), resulting or arising from any third-party claims, actions, proceedings, investigations or litigation (“Claims”) relating to or arising from a breach of the obligations set forth in this Appendix.

11.         Destruction of Data on Termination.  Upon receipt of Ionis’ written instructions, expiration of the Agreement, or earlier at Ionis’ demand, Data Processor will delete/destroy all Relevant Personal Data in a manner compliant with applicable laws or, if none, compliant with Ionis’ instructions, except to the extent that retention is required by applicable law.